Exhibit 99

Contact:

Brent Turner

President

(615) 861-6000

UPDATE ON THE U.K.’S COMPETITION AND MARKETS AUTHORITY’S REVIEW OF ACADIA HEALTHCARE’S ACQUISITION OF PRIORY GROUP

ACADIA TO HOST CONFERENCE CALL TODAY AT 10:30 A.M. EASTERN TIME

FRANKLIN, Tenn. – July 14, 2016 – Earlier today, the Competition and Markets Authority (“CMA”) made an announcement regarding the acquisition of Priory Group (“Priory”) by Acadia Healthcare Company, Inc. (NASDAQ: ACHC). The CMA, which is the United Kingdom’s primary competition and consumer authority, announced that the acquisition of Priory by Acadia will be referred for a Phase 2 investigation, unless Acadia and Priory are able to offer undertakings that address the CMA’s competition concerns in relation to the provision of behavioral healthcare services in certain markets. Priory, a leading provider of behavioral healthcare services in the United Kingdom, was acquired by Acadia on February 16, 2016, for approximately $2.2 billion. At the completion of the transaction, Priory operated more than 300 facilities with approximately 7,100 beds.

Joey Jacobs, Chairman and Chief Executive Officer of Acadia, said, “We are disappointed by the CMA’s decision to refer this transaction for a Phase 2 investigation. We fully intend to explore how best to satisfy the CMA’s concerns and to respond to the CMA with our undertakings prior to the deadline of July 21, 2016. If we provide undertakings, we expect the CMA will communicate its response to our undertakings by July 28, 2016.”

Should the CMA proceed with the Phase 2 assessment, they will continue to investigate whether the Priory acquisition has created a relevant merger situation that has resulted, or may be expected to result, in a substantial lessening of competition within any market or markets in the U.K. for inpatient behavioral healthcare services. The Phase 2 assessment is expected to take approximately nine months to complete. During this period, the “hold-separate” requirements will remain in place.

Acadia will conduct a conference call with institutional investors and analysts today at 10:30 a.m. ET to discuss the CMA’s decision. Additionally, a live broadcast of the conference call will be available at www.acadiahealthcare.com in the “Investors” section of the website. The webcast of the conference call will be available through July 31, 2016.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 587 behavioral healthcare facilities with approximately 17,400 beds in 39 states, the United Kingdom and Puerto Rico. Acadia provides behavioral health and addiction services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

-END-